Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX CORPORATION TO SELL CONTROLLING INTEREST IN HICHINA WEB

SOLUTIONS TO ALIBABA.COM

FREMONT, Calif.—(BUSINESS WIRE)—September 28, 2009—SYNNEX Corporation (NYSE:SNX), a leading business process services company, announced today it has signed a definitive agreement to sell its controlling interest in China Civilink (Cayman) which operates in China as HiChina Web Solutions, a leading eCommerce company that provides domain name registration, web site hosting and design, to Alibaba.com Limited (HKSE: 1688.HK).

Under the terms of the agreement, SYNNEX will receive approximately $60 million for its estimated 79% controlling ownership in HiChina Web Solutions, subject to a 10% holdback. The sale of the controlling interest in HiChina Web Solutions supports SYNNEX’ overall strategy of focusing on synergistic expansion of its core competencies and services offerings to benefit its customers and OEM partners within existing and adjacent target markets.

The transaction is expected to close before the end of calendar 2009.

“While HiChina Web Solutions has been a successful and profitable business for SYNNEX, as we evaluated our overall business strategy and the direction we are driving SYNNEX for future growth and expansion, we felt HiChina Web Solutions would be better positioned with a new partner that is more closely aligned with its business strategy in China. We believe this transaction is a positive move for SYNNEX, HiChina Web Solutions and Alibaba,” stated Kevin Murai, President and CEO of SYNNEX Corporation. “The sale of HiChina Web Solutions will allow SYNNEX to apply even greater focused efforts and additional resources to our expansion of SYNNEX’ Global Business Services’ strategic value proposition. I’d like to thank the HiChina Web Solutions team for their hard work and dedication as part of SYNNEX.”

Alibaba.com Limited is a global leader in business-to-business (B2B) e-commerce and the flagship company of Alibaba Group. Founded in 1999, Alibaba.com makes it easy for millions of buyers and suppliers around the world to do business online. Together, its marketplaces form a community of more than 42 million registered users from more than 240 countries and regions. Alibaba.com also offers business management software solutions targeting small businesses across China under the “Alisoft” brand. Founded in Hangzhou, China, Alibaba.com has offices in more than 50 cities across Greater China, Japan, Korea, Europe and the United States.

HiChina Web Solutions contributed approximately $0.09 and $0.17 to SYNNEX’ diluted earnings per share for the nine months ended August 31, 2009 and fiscal year ended November 30, 2008, respectively.

About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and global business services. Founded in 1980, SYNNEX employs over 7,000 associates worldwide and operates in the United States, Canada, China, Japan, Mexico, the Philippines and the United Kingdom. Additional information about SYNNEX may be found online at www.synnex.com.

About HiChina

HiChina, founded in 1996, is the leading Internet application service provider in China. HiChina is devoted to providing comprehensive Internet application services to businesses, which covers domain services, hosting services, email systems, Web site creation, as well as consultation services for E-commerce to assist businesses in applying E-commerce to their business. Having established a strong position in the Internet infrastructure industry in China, HiChina currently serves more than 200,000 paying enterprise members.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: the completion of the sale of HiChina Web Solutions to Alibaba.com Limited, the terms of the transaction, SYNNEX’ strategic direction for growth and expansion, focused efforts and additional resources to the expansion of global business services, expectations of earnings per share, the benefits of this transaction, and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended May 31, 2009 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2009 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation: SNX - F